REID & PRIEST LLP
                                 40 WEST 57TH STREET
                            NEW YORK, NEW YORK  10019-4097




                                                       Exhibit 5(b) and 8

                                                             (212) 603-2000




                                                  New York, New York
                                                  April 3, 1998


          Texas Utilities Company
          Energy Plaza
          1601 Bryan Street
          Dallas, Texas  75201

          Ladies and Gentlemen:

                    Referring to the proposed exchange (Exchange Offer) by Texas Utilities Company (Company) of any and all of its outstanding
          6.375% Series C Senior Notes due 2008 (Old Notes) for an equal principal amount of its 6.375% Series C Exchange Senior Notes due 2008 (New Notes), as contemplated in the Company's Form S-4 registration statement (Registration Statement) to be filed by the Company with the Securities and Exchange Commission (Commission) under the Securities Act of 1933, on or about the date hereof, we are of the opinion that:

                    1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

                    2. All requisite action necessary to make the New Notes valid, legal and binding obligations of the Company shall have been taken when the Exchange Offer shall have been completed and any Old Notes validly tendered pursuant thereto shall have been exchanged for the New Notes as contemplated in the Registration Statement and any prospectus relating to the Exchange Offer.


                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of the state of Texas. Accordingly, in rendering this opinion, we have relied, with your consent, as to all matters governed by the laws of Texas, upon an opinion of even date herewith addressed to you by Worsham, Forsythe & Wooldridge, L.L.P., of Dallas, Texas, General Counsel for the Company, which is being filed as an exhibit to the Registration Statement.

                    We confirm our opinion as set forth under the caption "Certain United States Federal Income Tax Consequences" in the prospectus constituting a part of the Registration Statement.

                    We hereby consent to the use of our name in such Registration Statement and to the use of this opinion as an exhibit thereto.


                                                  Very truly yours,

                                                  /s/ Reid & Priest LLP

                                                  Reid & Priest LLP